Exhibit 99.1

Report to Stockholders: For the Period Ended April 3, 2005

Dear Stockholders:

Your Company reported net income for the first quarter of 2005 of $.7 million or $.08 per share compared to net income of $2.8 million or $.31 per share for the first quarter of 2004. Income from operations in the first quarter of 2004 included a favorable nonrecurring item of approximately $2 million related to the settlement of certain customer-related marketing programs between the Company and The Coca-Cola Company.

The Company’s results in the first quarter of 2005 reflected revenue growth of 8%. Approximately half of the revenue increase was driven by franchise bottle/can revenues and half reflected higher contract sales to other Coca-Cola bottlers. The increase in franchise bottle/can sales reflected a healthy balance between growth in volume and average revenue per case as both volume and average revenue per case increased by approximately 2%. While this combination of volume growth and price growth historically would have yielded strong operating income results, operating income was negatively impacted due to a significant increase in certain costs, with raw material packaging costs increasing by more than 10% and fuel costs up more than 20%.

We believe that some of these cost increases will subside in the future. As a result, we have targeted lower increases in net selling prices than would be required to fully cover our cost increases. We believe our long-term results will benefit from these actions despite the short-term impact on operating margins. The Company continues to focus on minimizing growth in operating expenses not only to help offset some of the impact of increases in packaging materials and fuel costs but also to meet the Company’s ongoing objective of optimizing operating efficiency.

We also continue to focus on reducing debt through limiting capital spending and deliberate management of working capital. Debt at the end of the first quarter of 2005 was $70 million lower than at the end of the first quarter of 2004.

Bottle/can volume in the first quarter of 2005 grew across all major product categories. Our sugar carbonated business grew slightly more than 1%, its first increase in a number of years. Diet carbonated volume increased by 2% on top of almost 8% growth a year ago and our noncarbonated beverages grew by more than 8% in the first quarter of 2005. Product innovation continues to be an important factor in the Company’s overall volume and financial results. Our new energy drink offerings of Full Throttle and Rock Star are on a solid growth trajectory and this product category delivers profit margins that are more than twice the margins of our core carbonated soft drink products. We eagerly anticipate the introduction of Coca-Cola Zero in the second quarter of 2005 and other new products over the remainder of 2005.

J. Frank Harrison, III Chairman and Chief Executive Officer	William B. Elmore President and Chief Operating Officer

CONSOLIDATED BALANCE SHEETS

In Thousands

	Unaudited April 3, 2005	Jan. 2, 2005	Unaudited March 28, 2004
Assets
Current Assets:
Cash	$9,068	$8,885	$11,033
Trade accounts receivable, net	88,034	82,036	81,490
Accounts receivable, other	21,246	16,686	26,059
Inventories	54,604	48,886	51,598
Cash surrender value of life insurance, net			20,009
Prepaid expenses and other current assets	10,423	7,935	9,321

Total current assets	183,375	164,428	199,510

Property, plant and equipment, net	408,793	418,853	432,282
Leased property under capital leases, net	75,954	76,857	74,810
Other assets	26,738	25,270	26,922
Franchise rights, net	520,672	520,672	520,672
Goodwill, net	102,049	102,049	102,049
Other identifiable intangible assets, net	5,525	5,934	8,256

Total	$1,323,106	$1,314,063	$1,364,501

Liabilities and Stockholders’ Equity
Current Liabilities:
Current portion of long-term debt		$8,000	$39
Current portion of obligations under capital leases	$1,857	1,826	1,830
Accounts payable and accrued expenses	138,339	128,671	134,065

Total current liabilities	140,196	138,497	135,934

Deferred income taxes	167,906	170,437	157,835
Other liabilities	123,604	122,762	125,819
Obligations under capital leases	78,726	79,202	75,767
Long-term debt	709,439	700,039	779,739

Total liabilities	1,219,871	1,210,937	1,275,094

Minority interest	39,207	38,687	35,318
Stockholders’ equity	64,028	64,439	54,089

Total	$1,323,106	$1,314,063	$1,364,501

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	First Quarter
	2005	2004
Net sales	$306,257	$282,727
Cost of sales, excluding depreciation expense shown below	166,315	142,210

Gross margin	139,942	140,517

Selling, delivery and administrative expenses, excluding depreciation expense shown below	109,111	106,570
Depreciation expense	17,196	17,652
Amortization of intangibles	409	795

Income from operations	13,226	15,500
Interest expense	11,498	10,308
Minority interest	520	447

Income before income taxes	1,208	4,745
Income taxes	489	1,950

Net income	$719	$2,795

Basic net income per share	$.08	$.31
Diluted net income per share	$.08	$.31

Weighted average number of common shares outstanding	9,083	9,063
Weighted average number of common shares outstanding — assuming dilution	9,083	9,063

Cash dividends per share
Common Stock	$.25	$.25
Class B Common Stock	$.25	$.25

STOCKHOLDER INFORMATION

Corporate Address

The corporate office is located at 4100 Coca-Cola Plaza, Charlotte, NC 28211. The mailing address is Coca-Cola Bottling Co. Consolidated, P.O. Box 31487, Charlotte, NC 28231.

Company Website

www.cokeconsolidated.com

Common Stock Listing

Coca-Cola Bottling Co. Consolidated is listed on the Nasdaq National Market System under the ticker symbol - COKE.

Stockholder Inquiries

The Company’s transfer agent is responsible for stockholder records, issuance of stock certificates and distribution of dividend payments and IRS Form 1099s. The transfer agent also administers plans for dividend reinvestment and direct deposit. Stockholder requests and inquiries concerning these matters are most efficiently answered by corresponding directly with Wachovia Bank, N.A., Attention: Corporate Trust Client Services NC-1153, 1525 West W.T. Harris Blvd. 3C3, Charlotte, NC 28288-1153. Communication may also be made by calling Toll Free (800) 829-8432, Local (704) 590-7375 or Fax (704) 590-7598.

Stockholder Reports

Additional copies of the Company’s Annual Report on Form 10-K or Quarterly Reports on Form 10-Q to the Securities and Exchange Commission (“SEC”) are available without charge upon written request to Steven D. Westphal, Senior Vice President and Chief Financial Officer, Coca-Cola Bottling Co. Consolidated, P.O. Box 31487, Charlotte, NC 28231. These filings are also available on the Company’s website as well as on the SEC’s website at www.sec.gov.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Included in this report and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements about: our expectations regarding certain cost increases subsiding in the next year or so; our business benefiting in the long-term from accepting narrower operating margins this year; the effects of new product introductions on sales volume; innovation in the second quarter and the remainder of 2005; our focus on reducing debt through limiting capital spending and working capital management; and our focus on minimizing growth in operating expenses.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected net pricing resulting from increased marketplace competition; an inability to meet performance requirements for expected levels of marketing funding support payments from The Coca-Cola Company or other beverage companies; changes in how significant customers market or promote our products; reduced advertising and marketing spending by The Coca-Cola Company or other beverage companies; an inability to meet requirements under bottling contracts with The Coca-Cola Company or other beverage companies; the inability of our aluminum can or PET bottle suppliers to meet our demand; significant changes from expectations in the cost of raw materials; higher than expected insurance premiums and fuel costs; lower than anticipated return on pension plan assets; higher than anticipated health care costs; unfavorable interest rate fluctuations; higher than anticipated cash payments for income taxes; unfavorable weather conditions; significant changes in consumer preferences related to nonalcoholic beverages; an inability to increase selling prices, increase bottle/can volume or reduce expenses to offset higher raw material costs; reduced brand and packaging innovation; significant changes in credit ratings impacting the Company’s ability to borrow; terrorist attacks, war or other civil disturbances or national emergencies; and changes in financial markets. The forward-looking statements in this report should be read in conjunction with the detailed cautionary statements found on pages 34, 35 and 36 of the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2005. The Company undertakes no obligation to publicly update or revise any forward-looking statements.